UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 24, 2012

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 704-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2012, the Company entered into an employment agreement with Ronald Kochman, the Company’s President and Chief Executive Officer (the “Kochman Employment Agreement”), and on December 24, 2012, the Company entered into an employment agreement with James Whitney Mayhew, the Company’s Senior Vice President and Chief Financial Officer (the “Whitney Employment Agreement”).

Kochman Employment Agreement

The Kochman Employment Agreement is effective May 1, 2012, replacing the previous employment arrangement, and provides a base salary of $575,000 per annum.  The Company also awarded Mr. Kochman a long-term incentive for fiscal year 2012 performance in an amount equal to $270,000 in cash and 40,000 shares of restricted Volt common stock that vests over the next two years provided that Mr. Kochman remains employed by the Company.  For fiscal 2013 Mr. Kochman is entitled to an annual bonus with a target amount of his 2013 annual salary and a fiscal 2013 long-term incentive award with a target amount of $270,000 in cash and 40,000 shares of restricted Volt common stock that vests over approximately a three-year period provided he remains employed by the Company, both dependent upon achievement of reasonable, pre-established and objective goals and targets determined by the Compensation Committee. In addition, Mr. Kochman is entitled to target annual bonuses and additional long-term incentive awards for the Company's 2014 fiscal year and beyond.

If Mr. Kochman's employment is terminated by the Company without Cause or by Mr. Kochman for Good Reason (terms defined in the Kochman Employment Agreement), Mr. Kochman will be entitled to receive, among other things, (1) an amount equal to two years of Mr. Kochman's then-current salary; and (2) the Fiscal Year 2013 Bonus (as defined in the Kochman Employment Agreement) (if the date of his termination falls within the Company's 2013 fiscal year or the Target Annual Bonus (as defined in the Kochman Employment Agreement) for the year of termination, based on the achievement of his actual performance criteria for such year, pro-rated for the number of days actually worked in such year of termination divided by 365 days), in each case, conditioned upon Mr. Kochman's execution of a general release.

The foregoing discussion of the Kochman Employment Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is attached to this Report as Exhibit 10.1 and which is incorporated by reference herein.

Whitney Employment Agreement

The Whitney employment agreement is effective July 1, 2012, replacing the previous employment agreement, and provides a base salary of $400,000 per annum.  Upon execution of the agreement Mr. Whitney has received (1) a cash bonus of $250,000 for services rendered during the period from May 1, 2012 to October 28, 2012, and (2) 30,000 shares of restricted Common Stock, such shares will vest ratably in three equal installments over the subsequent two and one-half years.  For fiscal 2013, Mr. Whitney is entitled to an annual bonus with a target amount of $400,000 and a fiscal 2013 long-term incentive award with a target amount of $400,000, payable in cash or shares of restricted Common Stock, payable or vesting over an approximately three year period provided he remains employed by the Company, both dependent upon achievement of reasonable, pre-established and objective goals and targets determined by the Chief Executive Officer and approved by the Compensation Committee. In addition, Mr. Whitney is entitled to target annual bonuses and additional long-term incentive awards for the Company's 2014 fiscal year and beyond.  Mr. Whitney is also entitled to receive a bonus of up to $750,000 contingent on meeting requirements determined by the Chief Executive Officer of the Company and approved by the Compensation Committee.

If Mr. Whitney's employment is terminated by the Company without Cause or by Mr. Whitney for Good Reason (terms as defined in the Whitney Employment Agreement), Mr. Whitney will be entitled to receive, among other things, an amount equal to one year of Mr. Whitney's then-current salary, conditioned upon Mr. Whitney's execution of a general release.

The foregoing discussion of the Whitney Employment Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is attached to this Report as Exhibit 10.2 and which is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits:

	10.1	Employment Agreement dated December 26, 2012, execution completed on December 26, 2012 between the Company and Ronald Kochman.

	10.2	Employment Agreement, dated December 23, 2012, execution completed on December 24, 2012 between the Company and James Whitney Mayhew.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date:	December 28, 2012	By:	/s/ James Whitney Mayhew
James Whitney Mayhew, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits Number

10.1

10.2